                                                                EXHIBIT 8



                            CRAVATH, SWAINE & MOORE
                                Worldwide Plaza
                               825 Eighth Avenue
                               New York, NY 10019

                                                                  March 16, 1994


                            Paine Webber Group Inc.
                           PaineWebber Finance L.L.C.


Dear Sirs:

                 We have acted as special United States tax counsel for Paine Webber Group Inc. (the "Guarantor") and PaineWebber Finance L.L.C. (the "Company") in connection with the proposed issuance by the Company of up to 16,000,000 Exchangeable Cumulative Preferred Limited Liability Company Interests (the "Preferred Interests") of the Company, the guarantee (the "Guarantee") of certain payment obligations of the Company with respect to the Preferred Interests by the Guarantor and the possible issuance by the Guarantor, in exchange for the Preferred Interests, of Depositary Shares (the "Depositary Shares") representing shares of Series Preferred Stock, par value $20 per share (the "Guarantor Preferred Stock"), of the Guarantor.

                 We hereby confirm that the statements set forth in the Prospectus forming a part of the Registration Statement referred to below (the "Registration Statement") under the heading "TAXATION" accurately describe the material Federal income tax consequences to holders of the Preferred Shares. This opinion relies on the opinion of Richards, Layton & Finger, P.A. (filed as Exhibit 5.1 to the Registration Statement) and assumes (i) that the Certificate of Formation and Limited Liability Company Agreement of the Company are enforceable in accordance with their terms and are not amended, (ii) the initial and continuing accuracy of the facts, representations and assumptions set forth in the Prospectus and Prospectus Supplement forming a part of the

Registration Statement, and (iii) compliance by the Guarantor with all its obligations and covenants related to the transactions contemplated therein, including its covenants and obligations under the Payment and Guarantee Agreement and Loan Agreement as referred to and described in said Prospectus and Prospectus Supplement.

                 We know that we may be referred to under the headings "TAXATION" and "LEGAL MATTERS" in the Prospectus forming a part of the Registration Statement on Form S-3 relating to the Preferred Interests, the Guarantee and the Guarantor Preferred Stock and the Depositary Shares, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, and we hereby consent to such use of our name in said Registration Statement and to the use of this opinion for filing with said Registration Statement as Exhibit 8 thereto.

                                                         Very truly yours,



                                                         CRAVATH, SWAINE & MOORE

Paine Webber Group Inc.
     1285 Avenue of the Americas
          New York, NY 10019

PaineWebber Finance L.L.C.
     In care of Paine Webber Group Inc.
          1285 Avenue of the Americas
               New York, NY 10019

22WD